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EXHIBIT 99.2

ATTACHMENT A

CERTIFICATION PURSUANT TO SECTION 111(b)(4)
OF THE EMERGENCY ECONOMIC STABILIZATION
ACT OF 2008, AS AMENDED

(PRINCIPAL FINANCIAL OFFICER)

I, Alex Ko, Executive Vice President and Chief Financial Officer of Wilshire Bancorp, Inc., certify, based on my knowledge, that:

         (i.)  The HR Committee of Wilshire Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Wilshire Bancorp, Inc.;

        (ii.)  The HR Committee of Wilshire Bancorp, Inc. has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Wilshire Bancorp, Inc. and has identified any features of the employee compensation plans that pose risks to Wilshire Bancorp, Inc. and has limited those features to ensure that Wilshire Bancorp, Inc. is not unnecessarily exposed to risks;

       (iii.)  The HR Committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Wilshire Bancorp, Inc. to enhance the compensation of an employee, and has limited any such features;

       (iv.)  The HR Committee of Wilshire Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

        (v.)  The HR Committee of Wilshire Bancorp, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

          (a)   SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Wilshire Bancorp, Inc.;

          (b)   Employee compensation plans that unnecessarily expose Wilshire Bancorp, Inc. to risks; and

          (c)   Employee compensation plans that could encourage the manipulation of reported earnings of Wilshire Bancorp, Inc. to enhance the compensation of an employee;

       (vi.)  Wilshire Bancorp, Inc. has required that bonus payments to SEOs or any of the next twenty most high

      (vii.)  Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

     (viii.)  Wilshire Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

       (ix.)  Wilshire Bancorp, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

        (x.)  Wilshire Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

       (xi.)  Wilshire Bancorp, Inc. will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

      (xii.)  Wilshire Bancorp, Inc. will disclose whether Wilshire Bancorp, Inc., the board of directors of Wilshire Bancorp, Inc., or the HR Committee of Wilshire Bancorp, Inc. has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

     (xiii.)  Wilshire Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

     (xiv.)  Wilshire Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Wilshire Bancorp, Inc. and Treasury, including any amendments;

      (xv.)  Wilshire Bancorp, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

     (xvi.)  I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 14, 2012

/s/ ALEX KO Alex Ko Executive Vice President & Chief Financial Officer Wilshire Bancorp, Inc.

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  EXHIBIT 99.2